Exhibit 99.1

October 24, 2025

Dear InPoint Stockholder:

As of the third quarter of 2025, InPoint Commercial Real Estate Income, Inc. (“InPoint” or the “Company”) continues to navigate a challenging economic and capital markets environment. In light of these dynamics and as part of our ongoing commitment to deliver attractive current income, InPoint has declared a distribution of $0.1042 per share for stockholders of record as of September 30, 2025. This distribution, paid on October 17, 2025, represents an annualized yield of 8.19%1.

Market Update

The commercial real estate (“CRE”) debt market has experienced increased activity with the Fed’s recent moves to lower interest rates. CRE investment volume increased by 13% year-over-year in the second quarter to $96 billion2. The CBRE Lending Momentum Index, which tracks loans originated or brokered by CBRE, increased 45% year-over-year.

If the Fed continues rate-cutting through the end of 2025, we may start to see more liquidity in the CRE debt market, with improved ability of borrowers to refinance and pay off existing loans in our portfolio, and enhancement of property values. While lower market rates could mean lower lending rates for newly-originated loans, we may also see a reduction in our borrowing costs, which could help maintain spreads in the portfolio. We continue to consider all of these market factors as we assess our options for the most efficient use of the cash on our balance sheet.

Portfolio Update

As of September 30, 2025, InPoint’s portfolio consisted of 18 loans with an aggregate outstanding principal balance of approximately $382 million. Our loan portfolio is diversified across both property type and geographic region. Multifamily loans accounted for 77% of the portfolio, office loans comprised 11%, mixed-use made up 8%, and industrial made up the remaining 4%. Regionally, 39% of the portfolio was located in the Southwest, another 32% in the Southeast, 15% in the West, and 14% in the Mid-Atlantic. In addition to our loan investments, we held five real estate owned assets, with a total fair market value of $105 million: two office properties in Dallas, TX, one office property in Charlotte, NC, one multifamily property in Portland, OR, and one multifamily property in Kansas City, MO.

Limited market activity in the commercial real estate sector and persistent headwinds have put continued stress on the portfolio. While certain asset classes such as multifamily have demonstrated resilience, the office sector continues to be challenged, and broader market conditions have impacted liquidity and valuation trends across the portfolio.

During ongoing loan extension discussions with the borrower on a loan scheduled to mature in August 2025, InPoint was notified of the borrower’s inability to contribute the necessary equity to finalize the extension under the proposed terms. This loan was secured by an office property in Houston, TX, and represented approximately 9% of the portfolio’s outstanding principal balance. After considering other potential courses of action and accounting for the fact that this was the largest office exposure in the portfolio and would require a substantial capital investment if we foreclosed on the property, InPoint sold this loan to continue to reinforce its liquidity position. The borrower purchased the loan at

1 Based on the Class P net asset value of $15.27 per share as of September 30, 2025. See disclosures below.

2 CBRE U.S. Capital Markets, Q2 2025

approximately 80% of the outstanding principal balance. This loan sale at a discount resulted in a direct reduction of $8.4 million in portfolio value in the month of September.

However, selling the loan also resulted in an increase in the portfolio cash balance of approximately $10 million, and the property, as well as the associated risks of the property, will not be included on InPoint’s balance sheet going forward. Further, selling this loan decreased the total office exposure in the portfolio from 25% down to 18%.

Our asset management team continues to focus on managing risk in the portfolio, conducting formal reviews on a quarterly basis. For loans identified as higher risk, the team actively engages with borrowers and evaluates available strategies to mitigate potential losses and protect portfolio value. Of the remaining loans in the portfolio, five have a risk rating of 4 or 5 as of our most recent quarterly review. These five loans have an outstanding principal balance of approximately $68 million and a specific loan loss reserve of $4.4 million.

Looking ahead, we continue our commitment to disciplined portfolio management, with near-term efforts centered on analyzing the impact of liquidating the real estate–owned assets. We remain focused on positioning the portfolio to attempt to pursue a future strategic transaction when capital market conditions allow, with the goal of potentially providing access to some level of liquidity.

If you have any questions about this update or your investment in InPoint, please contact your financial professional or Inland Investor Services at 866-MY-INLAND (866-694-6526).

Sincerely,

InPoint Commercial Real Estate Income, Inc.

Denise Kramer, CFA

Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements and Distributions

Certain statements in this letter constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions indicate forward-looking statements. These forward-looking statements reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not factual or guarantees of future performance, and we caution stockholders not to place undue reliance on them. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to risks related to blind pool offerings, best efforts offerings, use of short-term financing, borrower defaults, changing interest rates, and other risks detailed in the Risk Factors section in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2025, and subsequent quarterly reports on Form 10-Q and made available on our website. Forward-looking statements reflect our management’s view only as of the date of this letter and may ultimately prove to be incorrect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results except as required by applicable law. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

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InPoint cannot guarantee that it will make distributions. The distributions received by holders of Class D, Class S and Class T common stock will be less than the gross distribution amounts received by holders of Class I and Class P shares of common stock because the amount of the distributions received by Class D, Class S and Class T holders are net of stockholder servicing fees applicable to these classes, respectively, and the annualized rate for these classes will be lower than for the other classes accordingly. Please see our website for the annualized distribution rate for each class of our common stock.

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